Exhibit 10.1

November 15, 2020

Mr. David L. Wenner

Dear Dave:

It is with great pleasure that we offer you a position as the Interim President and Chief Executive Officer of B&G Foods, Inc. (“B&G Foods” or the “Company”) on the terms and conditions set forth in this letter.

Commencement Date:	November 15, 2020.
Title:	Interim President and Chief Executive Officer.
Responsibilities:	You will have the duties, responsibilities and authority normally associated with the offices and positions of president and chief executive officer of a public company, including, without limitation, complete operational and management authority with respect to, and complete responsibility for, the overall operations and day-to-day business and affairs of the Company. You will be expected to assist the Company’s Board of Directors (the “Board”) of in the recruitment of a successor president and chief executive officer.
Reporting:	You will report to and serve at the pleasure of the Board.
Location:	Parsippany, New Jersey (Corporate Headquarters), it being understood that your work may be conducted remotely (when appropriate) while the COVID-19 pandemic persists.
Base Salary:	You will receive an annual base salary of $1,000,000 (prorated for your period of service), less applicable tax withholdings, paid in equal installments consistent with the Company’s payroll practices and payment schedule.
Car Allowance:	You will receive a car allowance of $10,000 per year (prorated for your period of service), less applicable tax withholdings, paid in equal installments consistent with the Company’s payroll practices and payment schedule.
Cell Phone Allowance:	You will receive a cell phone allowance of $600 per year (prorated for your period of service), less applicable tax withholdings, paid in equal installments consistent with the Company’s payroll practices and payment schedule.
Other Benefits:	You will be eligible to participate in all benefit programs maintained by B&G Foods (including annual vacation of at least 5 weeks (prorated for your period of service) and medical, dental, life insurance and disability plans) that may be provided to the Company’s senior executives from time to time, in accordance with the terms of such programs and plans.
Business Expenses:	You will be reimbursed by the Company for reasonable expenses you incur in connection with the conduct of the Company’s business, in accordance with the Company’s generally applicable policy.

Quality Foods Since 1889

Mr. David L. Wenner

November 15, 2020

Non-Employee Director Compensation:	You will not receive any compensation as a Director during your tenure as Interim President and Chief Executive Officer.
Documentation:	Upon commencement of your employment, you will be required to provide appropriate documents as defined by the U.S. Department of Homeland Security/U.S. Citizenship and Immigration Services to verify that you are authorized to work in the United Sates. You will also be required to complete the appropriate tax withholding forms.
Not an Employment Agreement:	This offer letter is an offer of employment and not an employment contract. The employment relationship between the Company and you is at-will. This means that the employment relationship: (1) is terminable at the will of either party, (2) is terminable with or without cause, and (3) is terminable without prior notice.

It is our sincere hope that you will accept our employment offer. We look forward to working with you again.

Sincerely,

/s/ Scott E. Lerner

Scott E. Lerner

Executive Vice President, General Counsel

Secretary and Chief Compliance Officer

Accepted:

/s/ David L. Wenner	Date: November 15, 2020
David L. Wenner